UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/08/2008 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

The Company is presenting at an investor conference and is providing mid-quarter information on certain sales and revenue trends.

The Company continues to experience strong sales which have increased for the first 8 months of this year over the same period last year. Additionally, the Company continues to pursue and win larger and more complex customers with longer sales and installation cycles.

As previously disclosed, the Company has experienced pressure on its revenue growth in the first half of the year from disconnects by customers in the mortgage industry and from very small customers, as well as economy-related pressure in its Midwest region. These pressures continue. The Company is also seeing potential extension of the impact of the slowing economy into its Southeast region and certain individual markets in other regions, based on results to date for the quarter. In addition, the Company may experience an increase in very small business customer churn in the third quarter due to the Company disconnecting certain non-paying customers.

The Company expects continued long term revenue growth, but with possible further downward pressure in the near term as a result of these factors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: September 08, 2008	By:	/s/ Tina Davis
Tina Davis
SVP and Deputy General Counsel